CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                       INTERNATIONAL SMART SOURCING, INC.

     International Smart Sourcing, Inc, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation, by a meeting of its members, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

                           RESOLVED, that the Certificate of Incorporation of International Smart Sourcing, Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

                                                "The Name of the Corporation is:

                                                     CHINAB2BSOURCING.COM, INC."

     SECOND: Pursuant to an annual meeting and vote of stockholders held on June 15, 2000, a majority of the stockholders have approved said amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Andrew Franzone, its President and Chief Executive Officer, this 19th day of June, 2000.

                                             By: _______________________________
                                                     Andrew Franzone